Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated June 20, 2006, with respect to the financial statements of the Laureate Education, Inc. 401(k) Retirement Savings Plan for the plan year ended December 31, 2005, which appears in this Form 11-K.

/s/ Reznick Group
Baltimore, Maryland
June 28, 2006